PROSPECTUS

                                1,241,842 SHARES
                           PHOENIX TECHNOLOGIES LTD.
                                  COMMON STOCK
                               ($0.001 PAR VALUE)

    This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock, $0.001 per share ("Common Stock"), of Phoenix Technologies Ltd. (together with its consolidated subsidiaries, "Phoenix") offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders") who received such shares in exchange for their shares of the capital stock of Virtual Chips, Inc. ("VCI") upon the merger of a wholly-owned subsidiary of Phoenix with and into VCI on August 14, 1996 (the "Merger"). Such shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. Phoenix will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being born by Phoenix, but all selling and other expenses incurred by Selling Stockholders will be born by such Selling Stockholders. None of the shares offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

    The Common Stock offered hereby may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Common Stock as principals. The distribution of the Common Stock may be effected in one or more transactions that may take place through the Nasdaq national Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through underwritten public offerings, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Plan of Distribution."

    The Common Stock of Phoenix is traded in the over-the-counter market on the Nasdaq National Market (Nasdaq Symbol: PTEC). On November 11, 1996, the closing sale price of a share of Phoenix's Common Stock was $17.00.

    Each Selling Stockholder and any broker executing selling orders or behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PHOENIX. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OF ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 29, 1996

                             AVAILABLE INFORMATION

    Phoenix is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at: Seven World Trade Center, New York, New York 10045; and 5009 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at proscribed rates. Information as of particular dates concerning directors and officers of Phoenix, their remuneration, options granted to them, the principal holders of securities of Phoenix, and any material interest of such persons in transaction with Phoenix has been or will be disclosed in the proxy statements to be distributed to stockholders of Phoenix and filed with the Commission.

    This Prospectus contains information concerning Phoenix, but does not contain all the information set forth in the Registration Statement on Form S-3 which Phoenix has filed with the Commission under the Securities Act (the "Registration Statement"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents and information heretofore filed with the Commission are hereby incorporated by reference in this Prospectus:

    (1) Phoenix's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

    (2) Phoenix's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1995, March 31, 1996 and June 30, 1996.

    (3) Phoenix's Forms 10-Q/A-1 filed with respect to Phoenix's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1995 and June 30, 1996.

    (4) Phoenix's Current Report on Form 8-K filed on January 2, 1996.

    All documents filed by Phoenix pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement shall be deemed to be modified or superseded for all purposes of this Prospectus or such Prospectus Supplement to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or in such Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

    Phoenix will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: General Counsel, Phoenix Technologies Ltd., 2770 De La Cruz Boulevard, Santa Clara, California 95050; telephone number 408-654-9000.

                                  THE COMPANY

    Phoenix designs, develops, manufactures, markets and supports standards-based compatibility software to the personal computer and information appliance industries. Such software includes synthesizable cores for interconnect standards, including PCI, USB and other emerging interfaces. In addition to software products, Phoenix offers training, consulting, maintenance and engineering services to its customers.

    Phoenix Technologies Ltd. was originally incorporated as Phoenix Software Associates Ltd. in Massachusetts in 1979 and was reincorporated in Delaware in 1986. Phoenix maintains its executive offices at 2770 De La Cruz Boulevard, Santa Clara, California 95050 and its telephone number is 408-654-9000.

                          FORWARD LOOKING INFORMATION

    This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. Reference is made in particular to the discussion set for under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for the fiscal year ended September 30, 1995 and in the Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1995, March 31, 1996 and June 30, 1996, including the Form 10-Q/A-1 filed with respect to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

                              SELLING STOCKHOLDERS

    The following table shows, as to each Selling Stockholder, (i) such stockholder's name and position, if any, with Phoenix , (ii) the number of shares of Common Stock beneficially owned prior to the offering, and (iii) the number of shares of Common Stock to be sold pursuant to this Prospectus:

                                                                                   SHARES
                                                                                BENEFICIALLY       SHARES TO BE
                                                                               OWNED PRIOR TO      SOLD IN THE
NAME                                                                           OFFERING(1)(2)        OFFERING
----------------------------------------------------------------------------  -----------------  ----------------
Thomas Anderson.............................................................        46,077              46,077
John G. Balletto, Trustee for the John G. Balletto and Marni A. Balletto
  Family Trust U/A/D 8/12/93................................................         7,447               7,447
Thomas Cervantez............................................................         1,974               1,974
Shyamal Roy Chowdhry........................................................        24,684              24,684
Herbert V. Criscito.........................................................         9,682               9,682
Mario A. Criscito...........................................................        20,108              20,108
Simon Davidmann.............................................................        25,013              25,013
Jorge del Calvo.............................................................        13,165              13,165
Jorge del Calvo, Trustee for Ahin Thomas 1996 Trust.........................         7,899               7,899
Jorge del Calvo, Trustee for Suneil Thomas 1996 Trust.......................         7,899               7,899
Fluegel Trust, FBO F.K. & D.K. Fluegel......................................        29,790              29,790
Ram Paul Gupta..............................................................         7,447               7,447
Martin Harding..............................................................        52,660              52,660
James J. Harrison...........................................................         7,447               7,447
Sayed Hussain...............................................................        39,495              39,495
Sikandar Gilani, Trustee, Hussain's Children's Trust I......................        26,330              26,330
James J. Kim................................................................         7,447               7,447
Nestling, Inc. Retirement Trust.............................................         7,447               7,447
Thomas O'Connell............................................................        32,912(3)           26,330
S. Pattapa..................................................................            13                  13

                                                                                   SHARES
                                                                                BENEFICIALLY       SHARES TO BE
                                                                               OWNED PRIOR TO      SOLD IN THE
NAME                                                                           OFFERING(1)(2)        OFFERING
----------------------------------------------------------------------------  -----------------  ----------------
The Pickard Family Trust....................................................        14,895              14,895
Rajan Raghavan..............................................................       582,274             582,274
Lakshmi Jengler, Trustee of the Raghavan Family Irrevocable Trust for Ravi
  Raghavan..................................................................        37,981              37,981
Lakshmi Jengler, Trustee of the Raghavan Family Irrevocable Trust for
  Srindhi Raghavan..........................................................        37,981              37,981
Tim Richardson..............................................................         7,447               7,447
Joseph D. Rizzi.............................................................        47,539(4)           40,957
Joseph D. and Elizabeth M. Rizzi 1990 Family Trust..........................        26,811              26,811
John Rizzi..................................................................         1,489               1,489
Suzanne Phelan..............................................................         1,489               1,489
Mansour S. Saki.............................................................         6,363               6,363
Lori L. Scott...............................................................         8,350(5)            6,582
Ajay Shah...................................................................         2,369               2,369
Rajvir and Swadesh Singh....................................................        14,895              14,895
Richard T. Skipworth........................................................         7,447               7,447
Arvind and Gita Thadhani, Custodians for Sehr Thadhani, UGMA................         5,957               5,957
A. Thampy Thomas............................................................        85,133(6)           78,551

------------------------

(1) Based on shares beneficially owned at November 1, 1996.

(2) No Selling Stockholder will own more than 1% of the outstanding shares of Common Stock of Phoenix following the sale of the shares offered hereby. Prior to the offering, Rajan Raghavan is the only Selling Stockholder who owns more than 1% of the outstanding shares of Phoenix and owns approximately 3.8% of the outstanding Phoenix Common Stock

(3) Includes 6,582 shares which Mr. O'Connell may acquire pursuant to options to purchase Phoenix common stock which are exercisable within 60 days of November 1, 1996.

(4) Includes 6,582 shares which Mr. Rizzi may acquire pursuant to options to purchase Phoenix common stock which are exercisable within 60 days of November 1, 1996.

(5) Includes 1,768 shares which Ms. Scott may acquire pursuant to options to purchase Phoenix common stock which are exercisable within 60 days of November 1, 1996.

(6) Includes 6,582 shares which Mr. Thomas may acquire pursuant to options to purchase Phoenix common stock which are exercisable within 60 days of November 1, 1996.

                              PLAN OF DISTRIBUTION

    Phoenix has been advised by the Selling Stockholders that they and any person receiving shares from the Selling Stockholders in the form of a bona fide gift or transfer (a "Transferee") intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders and any Transferee may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholders, any Transferee and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Phoenix will receive no part of the proceeds of sales made hereunder.

    Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders and any Transferee (and, if they act as agent for the purchase of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders and any

Transferee. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders and any Transferee, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders and any Transferee. Broker-dealers who acquire shares as principal may thereafter resell such shares form time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

    Phoenix has advised the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales in the market, has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Stockholders or any Transferee may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker -dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

    Upon notification by a Selling Stockholder or any Transferee to Phoenix that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, to the extent required, a supplemental prospectus will be filed under Rule 494(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Stockholder or any Transferee, the commissions paid or discounts or concessions allowed by the Selling Stockholder or any Transferee to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set forth in this Prospectus.

    The shares offered for sale herein are "covered securities" within the meaning of the Securities Act, and, therefore, preempt the qualification requirements of the securities or blue sky laws of the various states. To ensure compliance with the state requirements for regulation of broker-dealers and agents, the Selling Stockholders have been or will be advised that sales of the shares offered herein should be effected through registered brokers or dealers.

    Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

    There can be no assurance that any of the Selling Stockholders or any Transferee will sell any or all of the shares of Common Stock offered by them hereunder.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Scott C. Neely, Vice President, General Counsel and Secretary of Phoenix. As of November 1, 1996, Mr. Neely beneficially owned 22,541 shares of Common Stock, including 21,250 shares which may be acquired pursuant to options vested as of November 1, 1996 and vesting within 60 days after such date.